Exhibit 99.1

Abbott Reports Third-Quarter 2013 Results

–  Third-Quarter Ongoing EPS of $0.55 (GAAP EPS From Continuing Operations of $0.49)  –

– Announces 57 Percent Increase in Quarterly Common Dividend –

–  Confirms Full-Year 2013 Ongoing EPS Guidance Range –

–  Delivers Strong Gross Margin and Operating Margin Improvements –

Abbott Contacts: Financial: Brian Yoor (847) 937-6343 Tina Ventura (847) 935-9390 Scott Leinenweber (847) 935-1898 Media: Scott Stoffel (847) 936-9502 Angela Duff (847) 938-6894

ABBOTT PARK, Ill., Oct. 16, 2013 — Abbott today announced financial results for the third quarter ended Sept. 30, 2013.

•      Third-quarter adjusted diluted EPS was $0.55, above the previous guidance range; reported diluted EPS from continuing operations under GAAP was $0.49. Sales growth this quarter was negatively affected by a sales disruption in International Nutrition, which was offset in the quarter by strong performance across other businesses, gross and operating margin improvements, expense controls and a lower tax rate.

•      Abbott is announcing today an increase in the quarterly common dividend of 57 percent to $0.22 per share, payable on Feb. 15, 2014, to shareholders of record at the close of business on Jan. 15, 2014. This will mark the 42nd consecutive year that Abbott has increased its dividend payout and demonstrates Abbott’s continued commitment to increasing its return of cash to shareholders while investing for long-term growth.

•      Abbott is confirming its full-year 2013 ongoing EPS guidance range of $1.98 to $2.04. Including specified items, Abbott’s projected full-year 2013 EPS from continuing operations under GAAP would be $1.46 to $1.52.

•      Excluding foreign exchange, worldwide sales increased 4.3 percent on an operational basis. Reported sales increased 2.0 percent, including an unfavorable 2.3 percent effect of foreign exchange. The sales disruption in International Nutrition is estimated to have reduced Abbott’s total worldwide sales growth by nearly 2 percentage points.

•      Third-quarter adjusted gross margin ratio of 55.9 percent increased 70 basis points over prior year, ahead of expectations, driven by continuing improvements in Nutrition and Diagnostics. The adjusted operating margin ratio of 19.3 percent increased 210 basis points over prior year. The gross margin and operating margin ratios under GAAP were 50.7 and 11.7 percent, respectively.

•      In August, Abbott completed two acquisitions in its Medical Devices business: IDEV Technologies, which expands Abbott’s endovascular portfolio, and OptiMedica, which provides an immediate entry point into the laser cataract surgery market.

“We continued to have strong earnings performance, in spite of a supplier recall that impacted our International Nutrition business,” said Miles D. White, chairman and chief executive officer, Abbott. ‘‘Today we also are announcing a significant increase in our quarterly dividend.”

Third-Quarter Business Overview

Following are the sales by business segment for the third quarter and the first nine months of the year, as well as commentary addressing third-quarter sales performance:

Total Company

				% Change vs. 3Q12
	Sales ($ in millions) 3Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales *	1,587	3,782	5,369	3.3	4.7	1.4	4.3	2.0
Nutrition	725	910	1,635	1.6	4.9	2.2	3.4	1.9
Diagnostics	320	805	1,125	15.0	8.9	5.5	10.5	8.0
Established Pharmaceuticals	-	1,235	1,235	n/a	0.6	(2.9)	0.6	(2.9)
Medical Devices	520	822	1,342	(0.1)	6.6	3.2	3.9	1.9

* Total Abbott Sales include Other Sales of $32 million.

				% Change vs. 9M12
	Sales ($ in millions) 9M13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales *	4,681	11,512	16,193	(1.0)	6.1	3.4	4.0	2.1
Nutrition	2,157	2,881	5,038	0.2	12.6	11.1	7.0	6.2
Diagnostics	916	2,433	3,349	7.0	8.6	5.5	8.1	5.9
Established Pharmaceuticals	-	3,686	3,686	n/a	0.7	(2.4)	0.7	(2.4)
Medical Devices	1,540	2,486	4,026	(6.4)	4.8	1.7	0.3	(1.5)

* Total Abbott Sales include Other Sales of $94 million.

n/a = Not Applicable.

Note: Operational growth reflects percentage change over the prior year excluding the impact of exchange rates.

Third-quarter 2013 worldwide sales of $5.4 billion increased 4.3 percent on an operational basis, with strong performance in Diagnostics and Medical Devices. The sales disruption in International Nutrition is estimated to have reduced Abbott’s total worldwide sales growth by nearly 2 percentage points. On a reported basis, sales increased 2.0 percent, including an unfavorable 2.3 percent effect of foreign exchange.

Sales in developed markets in the third quarter were $3.2 billion, increasing 1.8 percent on an operational basis and relatively flat on a reported basis. This operational sales growth represents a sequential improvement versus second quarter, driven by low-single-digit growth in Medical Devices and Nutrition and mid-single-digit growth in Diagnostics. Leading market positions and new technologies are delivering profitable growth in developed markets.

Sales in emerging markets in the third quarter were $2.2 billion, increasing 8.1 percent on an operational basis and 5.3 percent on a reported basis.

Nutrition

				% Change vs. 3Q12
	Sales ($ in millions) 3Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	725	910	1,635	1.6	4.9	2.2	3.4	1.9
Pediatric	371	515	886	2.1	3.0	1.7	2.7	1.9
Adult	354	395	749	1.0	7.5	2.9	4.4	2.0

				% Change vs. 9M12
	Sales ($ in millions) 9M13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	2,157	2,881	5,038	0.2	12.6	11.1	7.0	6.2
Pediatric	1,127	1,708	2,835	0.4	14.4	14.2	8.4	8.2
Adult	1,030	1,173	2,203	(0.1)	10.2	7.0	5.2	3.6

Worldwide Nutrition sales increased 3.4 percent in the third quarter on an operational basis and 1.9 percent on a reported basis, including an unfavorable 1.5 percent effect of foreign exchange. Abbott’s broad and diverse nutritional product portfolio is comprised of approximately 55 percent of sales in Pediatric Nutrition and 45 percent of sales in Adult Nutrition.

Worldwide Pediatric Nutrition sales increased 2.7 percent on an operational basis and 1.9 percent on a reported basis in the quarter, including an unfavorable 0.8 percent effect of foreign exchange. International Pediatric sales increased 3.0 percent on an operational basis and were negatively impacted by a supplier recall in early August in certain international markets of pediatric nutrition products. While there were no health issues associated with this supplier recall and the supplier subsequently determined that the products had been safe for consumption, this event created significant disruption in these markets. As a result, Abbott also anticipates International Pediatric Nutrition sales in the fourth quarter 2013 and the first half 2014 to be lower than previous expectations.

The sales disruption is estimated to have reduced sales growth in International Pediatric Nutrition by approximately $90 million in the third quarter. Exclusive of this event, International Pediatric Nutrition continues to drive strong performance as it launches new product innovations and executes on geographic expansion initiatives.

Worldwide Adult Nutrition sales increased 4.4 percent on an operational basis and 2.0 percent on a reported basis in the quarter, including an unfavorable 2.4 percent effect of foreign exchange. Sales growth in the quarter was led by strong growth of Ensure® and continued expansion of the adult nutrition market where Abbott is the global leader. International Adult Nutrition sales grew 7.5 percent on an operational basis, driven by strong growth in emerging markets. U.S. Adult Nutrition sales growth was negatively impacted by Abbott’s exit this year from certain non-core business lines as part of the division’s margin improvement initiative, which was offset by double-digit growth of Ensure.

Diagnostics

				% Change vs. 3Q12
	Sales ($ in millions) 3Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	320	805	1,125	15.0	8.9	5.5	10.5	8.0
Core Laboratory	187	721	908	15.3	7.7	4.2	9.1	6.3
Molecular	50	67	117	6.7	24.0	22.2	16.0	15.0
Point of Care	83	17	100	20.1	5.3	2.2	17.1	16.5

				% Change vs. 9M12
	Sales ($ in millions) 9M13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	916	2,433	3,349	7.0	8.6	5.5	8.1	5.9
Core Laboratory	521	2,185	2,706	2.1	8.3	5.1	7.1	4.5
Molecular	150	192	342	5.4	14.3	12.3	10.2	9.1
Point of Care	245	56	301	20.6	1.9	0.8	16.6	16.4

Worldwide Diagnostics sales increased 10.5 percent in the third quarter on an operational basis. The results exceeded previous expectations and reflect strong double-digit growth in Molecular and Point of Care Diagnostics, as well as high single-digit growth in the Core Laboratory business. Reported sales increased 8.0 percent, including an unfavorable 2.5 percent effect of foreign exchange. Diagnostics gross and operating margin improved versus the third quarter of 2012, and this business segment is ahead of schedule to achieve its operating margin target. Diagnostics is continuing the development of multiple new system platforms across all of its business units that are designed to positively impact patient care, improve service to customers, enhance laboratory productivity, and reduce costs.

Core Laboratory Diagnostics sales increased 9.1 percent in the quarter on an operational basis, driven by strong growth in key emerging markets and the United States. Reported sales increased 6.3 percent, including an unfavorable 2.8 percent effect of foreign exchange. International sales growth of 7.7 percent on an operational basis was driven by continued strong performance in key emerging markets. U.S. growth of 15.3 percent was the result of several large health system customers selecting Abbott’s integrated and flexible solutions to manage large testing volumes and increase operational efficiencies. Also in September, preliminary results from a clinical study sponsored by the British Heart Foundation suggested that Abbott’s ARCHITECT High Sensitive Troponin test, currently available outside the United States, may help improve the diagnosis and prognosis of patients presenting with symptoms of a heart attack. Data showed the test could be particularly beneficial for women, who are often under-diagnosed.

Molecular Diagnostics sales increased 16.0 percent in the quarter on an operational basis. Reported worldwide Molecular sales increased 15.0 percent, including an unfavorable 1.0 percent effect of foreign exchange. Sales were driven by strong infectious disease growth, particularly in emerging markets due to the impact of recent tenders, as well as the continued growth of companion diagnostics.

Point of Care Diagnostics also contributed to strong sales growth, increasing 17.1 percent in the quarter on an operational basis and 16.5 percent on a reported basis, including an unfavorable 0.6 percent effect of foreign exchange. Abbott holds the leadership position in the United States, where sales increased 20.1 percent driven by continued growth in the U.S. hospital segment, as well as strong growth in the physician office segment. Overall performance was driven by balanced double-digit growth in both developed and emerging markets, with on-going investments driving further penetration in key growth markets.

Established Pharmaceuticals

				% Change vs. 3Q12
	Sales ($ in millions) 3Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	-	1,235	1,235	n/a	0.6	(2.9)	0.6	(2.9)
Key Emerging Markets	-	573	573	n/a	2.3	(3.4)	2.3	(3.4)
Other Markets	-	662	662	n/a	(0.9)	(2.4)	(0.9)	(2.4)

				% Change vs. 9M12
	Sales ($ in millions) 9M13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	-	3,686	3,686	n/a	0.7	(2.4)	0.7	(2.4)
Key Emerging Markets	-	1,747	1,747	n/a	5.0	1.1	5.0	1.1
Other Markets	-	1,939	1,939	n/a	(3.0)	(5.3)	(3.0)	(5.3)

n/a = Not Applicable.

Established Pharmaceuticals sales increased 0.6 percent in the third quarter on an operational basis and decreased 2.9 percent on a reported basis, including an unfavorable 3.5 percent effect of foreign exchange.

Sales in Key Emerging Markets increased 2.3 percent on an operational basis in the quarter. Reported sales decreased 3.4 percent, including an unfavorable 5.7 percent effect of foreign exchange. Abbott is focused on implementing tailored strategies to drive accelerated growth across its key emerging markets. While recent macroeconomic and market pressures in certain emerging markets resulted in somewhat slower sales growth this quarter, growth rates in emerging markets have and are expected to continue to outpace the overall global economy and remain attractive over the long-term.

Other Markets include developed markets, such as Western Europe and Japan, and other emerging markets globally. Sales in these geographies decreased 0.9 percent in the quarter on an operational basis and 2.4 percent on a reported basis, including an unfavorable 1.5 percent effect of foreign exchange.

Medical Devices

				% Change vs. 3Q12
	Sales ($ in millions) 3Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	520	822	1,342	(0.1)	6.6	3.2	3.9	1.9
Vascular	301	446	747	1.8	2.9	(0.2)	2.5	0.6
Diabetes Care	122	197	319	(9.4)	8.7	7.6	1.0	0.4
Medical Optics	97	179	276	7.5	14.0	7.2	11.7	7.3

Vascular Product Lines:
DES/BVS(a)	130	254	384	(6.2)	4.3	(1.2)	0.7	(3.0)
Other Coronary Products(b)	48	89	137	2.0	(9.3)	(9.9)	(5.7)	(6.1)
Endovascular(c)	62	55	117	3.0	10.6	11.6	6.4	6.9

				% Change vs. 9M12
	Sales ($ in millions) 9M13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	1,540	2,486	4,026	(6.4)	4.8	1.7	0.3	(1.5)
Vascular	863	1,377	2,240	(8.7)	3.8	0.7	(1.3)	(3.1)
Diabetes Care	390	570	960	(6.6)	5.4	4.2	0.2	(0.5)
Medical Optics	287	539	826	1.5	7.1	1.9	5.1	1.7

Vascular Product Lines:
DES/BVS(a)	384	776	1,160	(10.2)	5.4	0.6	(0.1)	(3.2)
Other Coronary Products(b)	145	285	430	(2.0)	(4.0)	(5.2)	(3.3)	(4.2)
Endovascular(c)	183	168	351	0.6	7.4	7.6	3.7	3.8

(a) Includes drug-eluting stents and bioresorbable vascular scaffold (BVS) product portfolio.

(b) Includes guide wires, balloon catheters and other coronary products.

(c) Includes vessel closure, carotid stents and other peripheral products.

Worldwide Medical Devices sales increased 3.9 percent in the third quarter on an operational basis. Reported sales increased 1.9 percent, including an unfavorable 2.0 percent effect of foreign exchange.

Worldwide Vascular sales increased 2.5 percent in the quarter on an operational basis, representing a continued sequential improvement versus second quarter 2013 and consistent with previous guidance. Reported sales increased 0.6 percent, including an unfavorable 1.9 percent effect of foreign exchange. International Vascular sales comprise approximately 60 percent of total Vascular sales and increased 2.9 percent operationally, driven by the continued share gains in key geographies of XIENCE Xpedition™ and Absorb™, Abbott’s drug eluting coronary bioresorbable vascular scaffold (BVS). In August, Abbott launched XIENCE Xpedition in Japan, further expanding Abbott’s share position. Growth in sales of MitraClip®, Abbott’s first-in-class device for the treatment of mitral regurgitation, and double-digit sales growth in Endovascular also contributed to international growth. U.S. Vascular sales were impacted by a year-over-year market decline, partially offset by an increase in XIENCE Xpedition market share and growth in Endovascular.

Worldwide Diabetes Care sales increased 1.0 percent in the quarter on an operational basis. Reported sales increased 0.4 percent, including an unfavorable 0.6 percent effect of foreign exchange. International sales growth of 8.7 percent was driven by continued double-digit growth in emerging markets, partially offset by the expected impact of the implementation of the CMS competitive bidding program in the United States.

Worldwide Medical Optics sales increased 11.7 percent in the quarter on an operational basis, exceeding previous expectations. Reported sales increased 7.3 percent, including an unfavorable 4.4 percent effect of foreign exchange. Cataract sales, which represent approximately 65 percent of total Medical Optics sales, increased strong double digits, outpacing the market. This strong growth was driven by share gains of new products, including the recent launch of the TECNIS® OptiBlue intraocular lens (IOL) in Japan, which provides Abbott access to the largest segment of the Japan market, and the TECNIS Toric IOL in the United States for patients with astigmatism, which enables Abbott to compete in the fastest-growing premium segment of the IOL market. This growth was partially offset by a decline in refractive sales driven by continued soft market conditions.

Abbott confirms its full-year 2013 ongoing EPS guidance range

Abbott is confirming its full-year 2013 ongoing earnings-per-share guidance range of $1.98 to $2.04, reflecting double-digit growth. Abbott forecasts net specified items for the full year 2013 of approximately $0.52 per share. Including these net specified items, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $1.46 to $1.52 for the full year 2013. Specified items are primarily associated with intangible amortization expense and cost reduction initiatives, partially offset by favorable adjustments to tax expense related to the resolution of various tax positions from previous years and the impact in the first quarter of the favorable effect of U.S. tax law changes enacted in 2013 related to 2012 results.

Abbott announces 57 percent dividend increase payable Feb. 2014

Today Abbott is announcing an increase in the company’s quarterly common dividend to $0.22 per share from $0.14 per share, representing an increase of 57 percent. The change takes effect with the dividend that will be paid on Feb. 15, 2014, to shareholders of record at the close of business on Jan. 15, 2014. This will mark the 42nd consecutive year Abbott has increased its dividend.

Separately, on Sept. 12, 2013, the board of directors of Abbott declared the company’s quarterly common dividend of $0.14 per share. Abbott’s cash dividend is payable Nov. 15, 2013, to shareholders of record at the close of business on Oct. 15, 2013.

Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for 25 consecutive years.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 70,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live third-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,’’ to our Annual Report on Securities and Exchange Commission Form 10-K/A for the year ended Dec. 31, 2012, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	3Q13	3Q12	% Change
Net Sales	$5,369	$5,265	2.0

Cost of products sold, excluding amortization expense	2,450	2,489	(1.6)
Amortization of intangible assets	197	195	0.9
Research and development	357	351	1.8
Selling, general, and administrative	1,735	1,920	(9.7)
Total Operating Cost and Expenses	4,739	4,955	(4.4)

Operating earnings	630	310	103.3	1)

Net interest expense	24	88	(73.1)
Net foreign exchange (gain) loss	5	(12)	n/m
Other (income) expense, net	(27)	3	n/m
Earnings from Continuing Operations before taxes	628	231	171.7	1)

Taxes on Earnings from Continuing Operations	(145)	(108)	(34.3)	2)
Net Earnings from Continuing Operations	773	339	128.0	1)

Earnings from Discontinued Operations, net of taxes	193	1,604	n/m	3)

Net Earnings	$966	$1,943	(50.3)

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$873	$666	31.1	4)

Diluted Earnings per Common Share from Continuing Operations	$0.49	$0.21	133.3	1)

Diluted Earnings per Common Share from Discontinued Operations	$0.12	$1.00	n/m

Diluted Earnings per Common Share	$0.61	$1.21	(49.6)

Diluted Earnings per Common Share from Continuing Operations, Excluding Specified Items, as described below	$0.55	$0.42	31.0	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,567	1,589

1)             Increase versus prior year primarily relates to strong operating performance, certain costs included in Abbott’s 2012 Continuing Operations that transferred or are being charged to AbbVie in 2013, as well as lower expense associated with cost reduction initiatives in 2013 versus 2012. Net Earnings and EPS also reflect a favorable adjustment to tax expense as discussed in note 2.

2)             2013 Taxes on Earnings from Continuing Operations includes a favorable adjustment to tax expense of $241 million, or $0.15 per share, as a result of the resolution of various tax positions from previous years. 2012 Taxes on Earnings from Continuing Operations includes a favorable adjustment to tax expense of $196 million, or $0.12 per share, as a result of the resolution of various tax positions from a previous year. These favorable items are classified as specified items and are excluded from ongoing results, as discussed below.

3)             2013 Earnings from Discontinued Operations, net of taxes, includes a favorable adjustment to tax expense of $193 million, or $0.12 per share, as a result of the resolution of various tax positions from a previous year related to AbbVie operations.

4)             2013 Net Earnings from Continuing Operations Excluding Specified Items excludes net after-tax charges of $100 million, or $0.06 per share, for intangible amortization expense; expenses associated with cost reduction initiatives; a philanthropic contribution to the Abbott Fund; and other costs, including integration and separation-related costs; partially offset by a favorable tax adjustment, as discussed in note 2.

2012 Net Earnings from Continuing Operations Excluding Specified Items excludes net after-tax charges of $327 million, or $0.21 per share, as detailed in the 8-K dated April 16, 2013, for intangible amortization expense as well as specified items previously identified in Abbott’s earnings release dated Oct. 17, 2012, related to Abbott’s continuing operations, certain costs that transferred or will be charged to AbbVie and, an interest expense adjustment to reflect Abbott’s capital structure after the separation of AbbVie, partially offset by a favorable tax adjustment, as discussed in note 2.

NOTES:

(a)         See tables on page 11 for an explanation of certain non-GAAP financial information.

(b)         “Discontinued Operations” reflect the operations of the AbbVie business, which became an independent company on  Jan.1, 2013.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	9M13	9M12	% Change
Net Sales	$16,193	$15,862	2.1

Cost of products sold, excluding amortization expense	7,427	7,219	2.9
Amortization of intangible assets	593	599	(1.0)
Research and development	1,066	1,084	(1.7)
Selling, general, and administrative	5,234	5,577	(6.1)
Total Operating Cost and Expenses	14,320	14,479	(1.1)

Operating earnings	1,873	1,383	35.4	1)

Net interest expense	73	217	(66.4)
Net foreign exchange (gain) loss	44	(23)	n/m
Other (income) expense, net	(28)	(35)	(19.8)
Earnings from Continuing Operations before taxes	1,784	1,224	45.7	1)

Taxes on Earnings from Continuing Operations	(10)	123	n/m	2)
Net Earnings from Continuing Operations	1,794	1,101	62.9	1)

Earnings from Discontinued Operations, net of taxes	193	3,809	n/m	3)

Net Earnings	$1,987	$4,910	(59.5)

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$2,272	$2,000	13.6	4)

Diluted Earnings per Common Share from Continuing Operations	$1.13	$0.69	63.8	1)

Diluted Earnings per Common Share from Discontinued Operations	$0.12	$2.37	n/m

Diluted Earnings per Common Share	$1.25	$3.06	(59.2)

Diluted Earnings per Common Share from Continuing Operations, Excluding Specified Items, as described below	$1.43	$1.25	14.4	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,576	1,589

1)             Increase versus prior year primarily relates to strong operating performance, certain costs included in Abbott’s 2012 Continuing Operations that transferred or are being charged to AbbVie in 2013, as well as lower expense associated with cost reduction initiatives in 2013 versus 2012. Net Earnings and EPS also reflect favorable adjustments to tax expense as discussed in note 2.

2)             2013 Taxes on Earnings from Continuing Operations includes a favorable adjustment to tax expense of $241 million, or $0.15 per share, related to the resolution of various tax positions from previous years as well as a favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results. 2012 Taxes on Earnings from Continuing Operations includes a favorable adjustment to tax expense of $196 million, or $0.12 per share, as a result of the resolution of various tax positions from a previous year. These favorable items are classified as specified items and are excluded from ongoing results, as discussed below.

3)             2013 Earnings from Discontinued Operations, net of taxes, includes a favorable adjustment to tax expense of $193 million, or $0.12 per share, as a result of the resolution of various tax positions from a previous year related to AbbVie operations.

4)             2013 Net Earnings from Continuing Operations Excluding Specified Items excludes net after-tax charges of $478 million, or $0.30 per share, for intangible amortization expense; expenses associated with cost reduction initiatives; a philanthropic contribution to the Abbott Fund; and other costs, including integration and separation-related costs; partially offset by favorable tax adjustments, as discussed in note 2.

2012 Net Earnings from Continuing Operations Excluding Specified Items excludes net after-tax charges of $899 million, or $0.56 per share, as detailed in the 8-K dated April 16, 2013, for intangible amortization expense as well as specified items previously identified in Abbott’s earnings release dated Oct. 17, 2012, related to Abbott’s continuing operations, certain costs that transferred or will be charged to AbbVie, and an interest expense adjustment to reflect Abbott’s capital structure after the separation of AbbVie, partially offset by a favorable tax adjustment, as discussed in note 2.

NOTES:

(c)          See tables on page 12 for an explanation of certain non-GAAP financial information.

(d)         “Discontinued Operations” reflect the operations of the AbbVie business, which became an independent company on Jan.1, 2013.

n/m = Percent change is not meaningful.

Non-GAAP Reconciliation of Financial Information

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

Third Quarter Ended September 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	3Q13
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$197	$(197)	—
Gross Margin	$2,722	$280	$3,002	55.9%
R&D	$357	$(12)	$345	6.4%
SG&A	$1,735	$(115)	$1,620	30.2%
Earnings from Continuing Operations before taxes	$628	$407	$1,035
Taxes on Earnings from Continuing Operations	$(145)	$307	$162
Net Earnings from Continuing Operations	$773	$100	$873
Diluted Earnings per Share from Continuing Operations	$0.49	$0.06	$0.55

Specified items reflect intangible amortization expense of $197 million; expenses associated with cost reduction initiatives of $99 million; a philanthropic contribution to the Abbott Fund of $40 million; and other costs of $71 million, including integration and separation-related costs; partially offset by a favorable adjustment to tax expense of $241 million related to the resolution of various tax positions from previous years.

	3Q12
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$195	$(195)	—
Gross Margin	$2,581	$328	$2,909	55.2%
R&D	$351	$(5)	$346	6.6%
SG&A	$1,920	$(261)	$1,659	31.5%
Net Interest Expense	$88	$(62)	$26
Earnings from Continuing Operations before taxes	$231	$656	$887
Taxes on Earnings from Continuing Operations	$(108)	$329	$221
Net Earnings from Continuing Operations	$339	$327	$666
Diluted Earnings per Share from Continuing Operations	$0.21	$0.21	$0.42

Specified items, as detailed in the 8-K dated April 16, 2013, include intangible amortization expense of $195 million as well as $399 million for specified items related to Abbott’s continuing operations, the removal of certain corporate costs that transferred to AbbVie in the separation and certain costs that will be charged to AbbVie under transition service agreements and $62 million for an adjustment to interest expense to reflect Abbott’s capital structure after the separation of AbbVie, partially offset by a favorable adjustment to tax expense of $196 million related to the resolution of various tax positions from a previous year, as previously identified in Abbott’s earnings release dated Oct. 17, 2012.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

Nine Months Ended September 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	9M13
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$593	$(593)	—
Gross Margin	$8,173	$823	$8,996	55.6%
R&D	$1,066	$(17)	$1,049	6.5%
SG&A	$5,234	$(164)	$5,070	31.3%
Net Foreign Exchange (Gain)/Loss	$44	$(15)	$29
Other (Income)/Expense	$(28)	$(3)	$(31)
Earnings from Continuing Operations before taxes	$1,784	$1,022	$2,806
Taxes on Earnings from Continuing Operations	$(10)	$544	$534
Net Earnings from Continuing Operations	$1,794	$478	$2,272
Diluted Earnings per Share from Continuing Operations	$1.13	$0.30	$1.43

Specified items reflect intangible amortization expense of $593 million; expenses associated with cost reduction initiatives of $206 million; a philanthropic contribution to the Abbott Fund of $40 million; and other costs of $183 million, including integration and separation-related costs; partially offset by favorable adjustments to tax expense of $241 million related to the resolution of various tax positions from previous years and $103 million for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results.

	9M12
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$599	$(599)	—
Gross Margin	$8,044	$784	$8,828	55.7%
R&D	$1,084	$(8)	$1,076	6.8%
SG&A	$5,577	$(507)	$5,070	32.0%
Net Interest Expense	$217	$(134)	$83
Earnings from Continuing Operations before taxes	$1,224	$1,433	$2,657
Taxes on Earnings from Continuing Operations	$123	$534	$657
Net Earnings from Continuing Operations	$1,101	$899	$2,000
Diluted Earnings per Share from Continuing Operations	$0.69	$0.56	$1.25

Specified items, as detailed in the 8-K dated April 16, 2013, include intangible amortization expense of $599 million as well as $700 million for specified items related to Abbott’s continuing operations, the removal of certain corporate costs that transferred to AbbVie in the separation and certain costs that will be charged to AbbVie under transition service agreements and $134 million for an adjustment to interest expense to reflect Abbott’s capital structure after the separation of AbbVie, partially offset by a favorable adjustment to tax expense of $196 million related to the resolution of various tax positions from a previous year, as previously identified in Abbott’s earnings release dated Oct. 17, 2012.

Tax Rate Reconciliation

Abbott’s year-to-date Tax Rate on Earnings from Continuing Operations is 19.0 percent on ongoing basis and (0.6%) on a GAAP basis. A reconciliation of the year-to-date tax rates for 2013 and 2012 is shown below:

	9M13
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	1,784	(10)	(0.6)%
Specified Items	1,022	544	53.2	% 2)
Excluding specified items	2,806	534	19.0%

	9M12
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	1,224	123	10.1%
Specified Items	1,433	534	37.3	% 3)
Excluding specified items	2,657	657	24.7%

1)             Pre-Tax Income from Continuing Operations.

2)             Specified Items include a favorable adjustment to tax expense of $241 million from the resolution of various tax positions from previous years as well as a favorable adjustment to tax expense of $103 million for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results.

3)             Specified Items include a favorable adjustment to tax expense of $196 million from the resolution of a previous year’s tax positions.

A reconciliation of the third-quarter tax rates for 2013 and 2012 is shown below:

	3Q13
(dollars in millions)	Pre-Tax Income 4)	Taxes on Earnings	Tax Rate
As reported (GAAP)	628	(145)	(23.0)%
Specified Items	407	307	75.5	% 5)
Excluding specified items	1,035	162	15.7%

	3Q12
(dollars in millions)	Pre-Tax Income 4)	Taxes on Earnings	Tax Rate
As reported (GAAP)	231	(108)	(46.5)%
Specified Items	656	329	50.2	% 6)
Excluding specified items	887	221	25.0%

4)             Pre-Tax Income from Continuing Operations.

5)             Specified Items include a favorable adjustment to tax expense of $241 million from the resolution of various tax positions from previous years.

6)             Specified Items include a favorable adjustment to tax expense of $196 million from the resolution of a previous year’s tax positions.

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